Exhibit 10.21
ASSIGNMENT AGREEMENT
     THIS ASSIGNMENT AGREEMENT (this “Agreement”) is made as of December 23, 2008, by and among: U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Assignor”); GREAT RIVERS BANCSHARES, INC., a Nevada corporation (“Assignee”); and MERCANTILE BANCORP, INC., a Delaware corporation (“Borrower”); and has reference to the following facts and circumstances (the “Recitals”):
     A. Assignor extended a revolving line of credit (the “Revolving Credit Loan”) and three term loans (each, a “Term Loan”; and collectively, the “Term Loans”) to Borrower as evidenced by the Third Amended and Restated Loan Agreement dated as of November 10, 2006, executed by Assignor, as Lender, and Borrower, as amended (the “Loan Agreement”; all capitalized terms hereunder shall have the same meanings ascribed to them in the Loan Agreement).
     B. The Revolving Credit Loan matured by its terms on June 30, 2008, but the Term Loans remain outstanding.
     C. Assignor has agreed to sell and assign, without recourse, except as expressly provided herein, to Assignee, all of Assignor’s interest in the Term Loans, the Loan Agreement, the Term Notes, and the other Transaction Documents and Assignee has agreed to purchase the Term Loans, the Loan Agreement, the Term Notes, and the other Transaction Documents, subject to the terms and conditions of this Agreement.
     D. NOW, THEREFORE, in consideration of the mutual promises of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
     1. Recitals. The Recitals are true and correct, and, together with the defined terms set forth herein, are incorporated by this reference.
     2. Purchase Price. For and in consideration for assignment of the Transaction Documents, Assignee shall pay to Assignor an amount equal to the aggregate outstanding principal amount of the Term Notes plus all accrued interest thereon through the Transfer Date (defined below) (the “Purchase Price”). The Purchase Price (which is set forth below) shall be paid in lawful money of the United States of America and in Immediately available funds.

	Term Loan A	Term Loan B	Term Loan C	Total
Principal	$15,000,000.00	$5,000,000.00	$2,000,000.00	$22,000,000.00
Interest	$109,112.50	$36,609.72	$14,978.34	$160,700.56
Total	$15,109,112.50	$5,036,609.72	$2,014,978.34	$22,160,700.56
The Purchase Price will be delivered to Assignor by wire transfer to the following deposit account at Assignor:
U.S. Bank National Association
ABA No. 0810-0021-0
Attention: Mercantile Bancorp, Inc.
Credit Account #1001876026
     3. Closing and Transfer Date. The transfer of the original Transaction Documents from Assignor to Assignee shall occur when the last of the following takes place: (a) this Agreement is executed by Assignor, Assignee and Borrower; and (b) funds in full payment of the Purchase Price are received by Assignor. The date on which the closing occurs shall be the “Transfer Date.”
     4. Assignment of Transaction Documents. Effective as of the Transfer Date, Assignor hereby sells, transfers and assigns to Assignee, and Assignee buys and receives from Assignor, all of Assignor’s right, title and interest in and to the Transaction Documents, and all interest accrued thereunder as of the Transfer Date. Except for the representations and warranties specifically set forth in this Agreement, the Transaction Documents are being transferred and sold to Assignee and Assignee acknowledges that Assignee is purchasing and accepting the Transaction Documents, “AS IS”, “WITH ALL FAULTS” and “WITHOUT RECOURSE” and without representation or warranty of any type or kind, including specifically, but not limited to, the enforceability or collectability of the Term Loans or the Transaction Documents. Assignor agrees that, upon confirmation by Assignor of receipt of the Purchase Price in good funds, Assignor will: (a) endorse each original Term Note “Pay to the order of Great Rivers Bancshares, Inc. WITHOUT RECOURSE and without warranties express or implied, except as set forth in the Assignment Agreement, dated contemporaneously herewith”; (b) as soon as possible, deliver the original Transaction Documents (as described in Exhibit A hereto) to Assignee; and (c) be deemed to have consented to Assignee filing UCC Financing Statement Amendments (assigning the applicable UCC Financing Statements to Assignee).
     5. Borrower’s Representations and Warranties. Borrower joins in this Agreement for the purpose of making and giving the representations, warranties, covenants, agreements and indemnities set forth below and for the purpose of releasing Assignor from any and all claims arising out of the Term Loans and the Transaction Documents as follows:
     (a) There are no obligations of Borrower, contingent or otherwise, owing to Assignor nor in favor of any other Person which are entitled to the security of or any other benefit of any of the Transaction Documents other than the obligations assigned hereby. There is no obligation of Assignor under the Transaction Documents to make any future advance or to incur any liability on behalf of Borrower;
     (b) Exhibit A to this Agreement contains a complete and accurate listing of all Transaction Documents as such term is used in and contemplated by the Loan Agreement;
     (c) All signatures on each of the Transaction Documents are genuine and authorized, this Agreement constitutes a valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its terms, and Borrower and its subsidiaries have taken all action necessary to enable Assignee to obtain the benefits of the Collateral and to foreclose upon the Collateral upon the occurrence of an Event of Default;
     (d) There are no amendments or modifications to any of the Transaction Documents except for those described in Exhibit A, which is attached hereto and made a part hereof by reference; there are no waivers by Assignor of Borrower’s compliance with the terms of any provision of the Transaction Documents, except that Assignor waived all prepayment fees contemplated by the Loan Agreement; the repayment terms for the Term Loan advances and all other terms are as set forth in the Transaction Documents except that Assignor waived all prepayment fees contemplated by the Loan Agreement; and there exists no other written or oral agreement or understanding which would change, amend or waive the provisions of the Transaction Documents identified on Exhibit A, except that Assignor waived all prepayment fees contemplated by the Loan Agreement;
     (e) As of the date of this Agreement, Borrower has no defense to payment, counterclaim or setoff, including without limitation, usury, with respect to the Transaction Documents or to the indebtedness evidenced thereby;

     (f) There is no insolvency proceeding currently pending against Borrower, and no litigation is currently pending between Assignor and any party to the Transaction Documents relating in any way to the Transaction Documents;
     (g) The Term Loan amounts set forth in Section 2 above, all as of the date hereof, represent the total indebtedness due to Assignor and evidenced by the Transaction Documents;
     (h) There are no duplicate originals of the Term Notes;
     (i) Borrower hereby releases Assignor from any and all obligations Assignor may have had, or, but for the provisions of this Agreement might otherwise have had in the future to Borrower with respect to the Term Loans and under the Transaction Documents. Borrower further releases Assignor from any and all actions, claims and demands whatsoever, in law or equity, which it may have ever had, now has or may hereafter have against Assignor arising out of or in connection with the Term Loans and the Transaction Documents. From and after the date hereof, Borrower shall indemnify, defend and hold harmless Assignor from and against any and all demands, claims, complaints, actions, causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses which may be asserted against, imposed upon or suffered by Assignor, directly or indirectly, as a result of, on account of, by reason of, or arising from the Term Loans or the Transaction Documents, except as may be caused by the gross negligence or intentional misconduct of Assignor, including without limitation, reasonable attorneys’ fees. The language in this Section 5(i) does not mean Assignor would not assist Assignee or Borrower in correcting any clerical errors or corrections necessary to make this Agreement legally correct or in correcting any mathematical error inconsistent with the intention of the parties to this Agreement; and
     (j) Borrower intends that the assignment of the Transaction Documents shall in no way constitute a novation, but shall continue the obligations of Borrower under the Transaction Documents in full force and effect. Borrower further ratifies and confirms all of the terms and covenants of the Transaction Documents and agrees that the same do and shall remain in full force and effect, enforceable in accordance with their respective terms. Borrower represents and warrants to Assignee that except as described in Exhibit C attached hereto all of the representations and warranties set forth in the Transaction Documents are true as of the date hereof as if made by Borrower to Assignee as of the date hereof. Borrower releases Assignee from and agrees that Assignee shall not be liable for any breaches of the Transaction Documents by Assignor or any liability of Assignor to Borrower under the Transaction Documents or otherwise whether arising prior or subsequent to the effective date of this Agreement. Borrower agrees that the only liabilities or obligations Assignee shall have under the Transaction Documents are those arising under the Transaction Documents after the date hereof.
     (k) Borrower agrees that a breach of any representation, warranty, covenant, agreement or indemnity contained in this Agreement shall be deemed to be an Event of Default under the Transaction Documents.
     (l) Borrower represents and warrants that: the The Hannibal National Bank changed its name to HNB National Bank on May 1, 2003; HNB Bancorp, Inc. changed its name to HNB Financial Services, Inc. on December 13, 2001; and Mercantile Trust and Savings Bank changed its name to Mercantile Bank on January 1, 2008.
     6. Assignor’s Representations and Warranties. Assignor warrants to Assignee that: (a) Assignor has good and marketable title to the Term Loans, the Loan Agreement, the Term Notes, and the other Transaction Documents; (b) to Assignor’s knowledge, the Term Loans, the Loan Agreement, the Term Notes, and the other Transaction Documents are not subject to any lien, claim, charge, participation, encumbrance or restriction of any kind; and (c) the Term Loan amounts set forth in Section 2 above represent the total amount of principal and interest due to Assignor and evidenced by the Transaction Documents as of the date hereof. Assignor hereby warrants to Assignee and Borrower that, upon the receipt of the Purchase Price in good funds from Assignee, Borrower shall have no further obligations to Assignor under the Term Loans and the Transaction Documents.
     7. Disclaimer. By acceptance of this Agreement, Assignee expressly acknowledges that the Term Loans and the Transaction Documents are being sold on an “AS IS”, “WHERE IS” BASIS, WITH ALL FAULTS AND EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6 ABOVE, ASSIGNOR MAKES AND GIVES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW RELATING IN ANY WAY TO THE TERM LOANS OR THE TRANSACTION DOCUMENTS and except as otherwise specifically stated in this Agreement, Assignor specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future with respect to the Term Loans and the Transaction Documents including, without limitation: (a) the validity, existence, or priority of any lien or security interest securing the Term Loans whether supposedly created by the Transaction Documents or otherwise; (b) the existence or basis for any claim, counterclaim, defense or offset relating to the Term Loans or Transaction Documents; (c) the financial condition of Borrower; (d) the compliance of the Term Loans or Transaction Documents with any laws, ordinances or regulations of any government or other body; (e) the condition or existence of any collateral securing the Term Loans whether created by the Transaction Documents or otherwise; (f) the future performance of Borrower, the collateral or any third party pledging security for the Term Loans or the Transaction Documents; (g) the value of the collateral for the Term Loans; (h) whether any collateral is in the possession of Borrower; and (i) the collectability of the Term Loans. Assignee acknowledges and represents to Assignor that Assignee has been given the opportunity to and has undertake Assignee’s own investigation of the Term Loans, the Transaction Documents and Borrower, and Assignee is relying solely on Assignee’s own investigation of the Term Loans and not any information provided or to be provided by Assignor.
     8. Assumption of Term Loan and Indemnifications. As of and including the Transfer Date, Assignee hereby assumes each, every and all of Assignor’s obligations under and for the Term Loans and Transaction Documents arising on or after the Transfer Date, agrees that Assignee will be bound by and will perform in accordance with the provisions which, under the terms of the Transaction Documents, are required to be performed by “Lender” as such terms, provisions, and obligations may be amended, restated, modified, or supplemented under the Transaction Documents. Assignee agrees to and shall indemnify, save and keep Assignor and Assignor’s predecessors, successors and assigns harmless from and against any and all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages± obligations and expenses, including reasonable attorneys’ and expert witness fees of any kind or character incurred by Assignor or its predecessors, successors and assigns, resulting from, or arising out of (a) the Term Loans and Transaction Documents arising from actions, occurrences and events which take place on or after the Transfer Date, (b) the inaccuracy of any representation or warranty made by Assignee to Assignor in this Agreement; (c) any and all liabilities arising out of the tortious or unlawful acts or omissions of Assignee in regard to the Transaction Documents or the Term Loans, including but not limited to any “lender liability” or similar claims asserted against Assignor to the extent such claims arose out of actions of Assignee, or any other events that occur after the Transfer Date; (d) any amount owed to attorneys or other persons for services provided to Assignee or its successors in interest with respect to the Term Loans or Transaction Documents; or (e) any breach of any of “Lender’s” obligations under any Transaction Document on or after the Transfer Date. Assignor agrees to and shall indemnify, save and keep Assignee and Assignee’s predecessors, successors and assigns harmless from and against any and all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages obligations and expenses, including reasonable attorneys’ and expert witness fees of any kind or character incurred by Assignee or its predecessors, successors and assigns, in any way resulting from or arising out of (i) the Term Loans and Transaction Documents arising from actions, occurrences and events which occur prior to the Transfer Date, (ii) the inaccuracy of any representation or warranty made by Assignor to Assignee in this Agreement; (iii) any and all liabilities arising out of the tortious or unlawful acts or omissions of Assignor in regard to the Transaction Documents or the Term Loans, including but not limited to any “lender liability” or similar claims asserted against Assignee to the extent such claims arose out of actions of Assignor or any other events that occurred prior to the Transfer Date; (iv) any amount owed to attorneys or other persons for services provided to Assignor or its predecessor in interest with respect to the Term Loans or Transaction Documents; or (v) any breach of any of “Lender’s” obligations under any Transaction Document prior to the Transfer Date.
     9. Due Diligence by Assignee. Assignee confirms that Assignee has been given the opportunity to review and has reviewed the Transaction Documents and such other documents and information as Assignee has deemed necessary and appropriate on which to base Assignee’s own credit analysis and to make Assignee’s own decision to enter into this Agreement. Assignee hereby represents and warrants that: (i) Assignee is a sophisticated buyer with respect to the Term Loans and the Transaction Documents and an “accredited investor” within the meaning of 17 CFR Section 230.501(a); (ii) Assignee has adequate information concerning the business and financial condition of Borrower to make an informed decision regarding the purchase of the Term Loans and the Transaction Documents and has independently and without reliance on Assignor or any information prepared by Assignor, and based on such information as Assignee has deemed appropriate, made Assignee’s own analysis and decision to enter into this Agreement; (iii) Assignee has not relied in entering into this Agreement upon any oral or written information from Assignor, or any of Assignor’s employees, affiliates, agents or representatives (including but not limited to any risk ratings or any other material prepared by Assignor’s employees that is included in Assignor’s credit or collateral files for the Term Loans), other than the representations and warranties of Assignor specifically set forth in this Agreement, nor has Assignee relied on any investment advice, credit information or opinion as to whether the purchase of the Term Loans and the Transaction Documents is prudent. Assignee acknowledges that: (A) no employee or representative of Assignor has been authorized to make, and Assignee has not relied upon, any statements or representations other than those specifically contained in this Agreement; (B) the sale of the Transaction Documents by Assignor to Assignee is irrevocable, and Assignee shall have no recourse to Assignor except as expressly provided herein; (C) the Term Loans are or may have been in default, and/or may have been restructured or extended as described in the First Amendment Third Amended and Restated Loan Agreement, Second Amendment Third Amended and Restated Loan Agreement, and Third Amendment to Third Amended and Restated Loan Agreement, executed by Borrower and Assignor, and as described in Exhibit B attached hereto; (D) title defects, lack of perfection of liens and other defects may exist with respect to the collateral (if any) for the Term Loans; and (E) the consideration paid pursuant to this Agreement for the purchase of the Term Loans and Transaction Documents may differ both in kind and amount from any payments or distributions which may ultimately be received by Assignee with respect to the Term Loans and the Transaction Documents.
     10. Excluded Information. Assignee acknowledges that Assignor has or may have but will not be transferring to Assignee certain documents and information on the Term Loans, Borrower, any pledgors or guarantors that is not known to Assignee and that may be material to a decision to acquire the Term Loans and Transaction Documents, such as charge off, non-performing asset and rating change memoranda, written officer comments regarding Borrower, any pledgors or guarantors character or credit issues, attorney-client correspondence or other information to or from attorneys or prepared in anticipation of litigation, and references to the “net to bank” or “net investment” balance on a Term Loan (collectively, the “Excluded Information”). Assignee has decided to buy the Term Loans and the Transaction Documents notwithstanding its lack of knowledge of the Excluded Information, and Assignor shall have no liability to Assignee for nondisclosure of any Excluded Information as long as such Excluded Information does not affect the truth or accuracy of any representations or warranties made by Assignor in Section 6 above.
     11. Not a Novation. Assignor and Assignee intend that this Agreement shall in no way constitute a novation but shall continue the obligations of Borrower in full force and effect.

     12. Cumulative Remedies. The rights and remedies of Assignor and Assignee hereunder are cumulative and not exclusive of any rights or remedies they would otherwise have.
     13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri, without reference to conflicts of law principles, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     14. Entire Agreement; Notice Required by Section 432.047 R.S. Mo. This Agreement cannot be amended, modified or terminated orally but only by a writing signed by the party to be charged. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement and understanding between the parties.
Notice Required by Section 432.047 R.S. Mo. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16. Consent. Borrower hereby consents to Assignor’s assignment of the Term Loans, the Loan Agreement, the Term Notes, and the other Transaction Documents to Assignee pursuant to terms and conditions hereof.
     17. Further Assurances. All parties hereto shall fully cooperate with each other, and shall promptly execute and deliver such documents and take such other action as is reasonably requested of it for the purposes of evidencing the transactions contemplated by this Agreement.
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date written above.
[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE-
ASSIGNMENT AGREEMENT

Assignor:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Douglas S. Dunbar

Douglas S. Dunbar, Vice President

Assignee:

GREAT RIVERS BANCSHARES, INC.

By:	/s/ Scott Phillips

Scott Phillips, Assistant Secretary

Borrower:

MERCANTILE BANCORP, INC

By:	/s/ Ted T. Awerkamp

Ted T. Awerkamp, President & CEO

EXHIBIT A
(Transaction Documents)
Third Amended and Restated Loan Agreement dated November 10, 2006
Term Loan Promissory Note ($15,000,000) dated November 10, 2006
Stock Pledge Agreement (Borrower) dated November 10, 2006
Stock Certificate No. 03563-Mercantile Trust & Savings Bank (360,000 shares) and stock power
UCC Financing Statement No. 6391464 5 (filed with the Delaware Secretary of State on 11/9/06)
Stock Pledge Agreement (Subsidiary) dated November 10, 2006
Stock Certificate No. RPB 215-The Royal Palm Bank (1,038,294 shares) and stock power
UCC Financing Statement No. 200604105574 (filed with the Florida Secretary of State on 11/13/06)
First Amendment to Third Amended and Restated Loan Agreement dated March 20, 2007
Second Amendment to Third Amended and Restated Loan Agreement dated June 30, 2007
Third Amendment to Third Amended and Restated Loan Agreement dated September 7, 2007
Term Loan B Promissory Note ($5,000,000) dated September 7, 2007
Term Loan C Promissory Note ($5,000,000) dated September 7, 2007
Stock Pledge Agreement (Subsidiary) dated September 7, 2007
Stock Certificate No. 1012-HNB National Bank (64,000 shares) and stock power
UCC Financing Statement No. 20070100998H (filed with the Missouri Secretary of State on 9/7/07)

EXHIBIT B
(Events of Default)
Section 5.13 (Consolidated Fixed Charge Coverage Ratio)- failure to comply with this covenant for the quarterly reporting period ending as of September 30, 2008.
Section 6.12 (Non-Performing Assets)- failure to comply with this covenant for the quarterly reporting periods ending as of June 30, 2008 and September 30, 2008.

EXHIBIT C
(Exceptions to Borrower’s Representations and Warranties)
The following are the exceptions to the representations and warranties set forth in Section 4 of the Third Amended and Restated Loan Agreement dated November 10, 2006, as amended by the First Amendment dated March 20, 2007, Second Amendment dated June 30, 2007 and Third Amendment dated September 7, 2007:
1.	There have been changes in the condition or operation, financial or otherwise, of Mercantile Bancorp, Inc. and its consolidated subsidiaries since June 30, 2006 that could have a Material Adverse Effect. The changes are: (a) a substantial increase in nonperforming assets; (b) a substantial increase in loan loss reserve; (c) substantial loan charge-offs; (d) net losses for the quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 as reported on Borrower’s forms 10Q; and (e) a substantial reduction in net worth;

2.	With respect to Section 4.05, Royal Palm Bank of Florida is currently operating under a Memorandum of Understanding with regulatory authorities. It is anticipated that Heartland Bank will be requested to enter a Memorandum of Understanding or other regulatory order;

3.	With respect to Section 4.08, Schedule 4.08 on the date hereof would be as set forth on the attached Schedule 4.08. The changes are caused by the following: (a) the merger of Farmers State Bank of Northern Missouri into Mercantile Bank; (b) the sale of New Frontier Bankshares, Inc. previously owned by Mercantile Bancorp, Inc.; (c) the merger of Perry State Bank into HNB National Bank; (d) the merger of Mercantile Merger Corp. into HNB Financial Services, Inc.; and (e) the name change of Mercantile Trust & Savings Bank to Mercantile Bank as of January 1, 2008.

4.	With respect to Section 4.10, Mid-America Bancorp, Inc. has borrowed the sum of four million dollars ($4,000,000.00) from First Community Bank, Lee’s Summit, Missouri, on August 28, 2008, modified and extended on November 28, 2008. Schedule 4.10 on the date hereof would be in accordance with the attached schedule 4.10.

5.	With respect to Section 4.11, Mid-America Bancorp, Inc. has pledged as security on the loan to Community Bank 3,000 shares of Heartland Bank stock representing 100 percent of the issued and outstanding shares of Heartland Bank.

6.	Schedule 4.14 as of the date hereof would be in accordance with the attached Schedule 4.14.

SCHEDULE 4.08

(Subsidiaries)
Mid-America Bancorp, Inc.
Heartland Bank
Mercantile Bancorp Capital Trust I
Mercantile Bancorp Capital Trust II
Mercantile Bancorp Capital Trust III
Mercantile Bancorp Capital Trust IV
Brown County State Bank
Marine Bank & Trust
Mercantile Bank
Mercantile Investments Inc.
Royal Palm Bancorp, Inc.
The Royal Palm Bank of Florida
HNB Financial Services, Inc.
HNB National Bank

SCHEDULE 4.10
(Other Loans and Guarantees)
Trust Preferred Securities:
1)	Mercantile Bancorp Capital Trust I

2)	Mercantile Bancorp Capital Trust II

3)	Mercantile Bancorp Capital Trust III

4)	Mercantile Bancorp Capital Trust IV
In addition, Mid-America Bancorp, Inc. debt to First Community Bank

SCHEDULE 4.14
(Stock of Subsidiary Banks)

		Authorized
Subsidiary Bank	Owner	Capital Par Value
Heartland Bank	Mid-America Bancorp, Inc.	3,000 shares	$100.00
Brown County State Bank	Mercantile Bancorp, Inc.	3,000 shares	$100.00
Marine Bank & Trust	Mercantile Bancorp, Inc.	13,010 shares	$100.00
Mercantile Bank	Mercantile Bancorp, Inc.	403,200 shares	$6.25
The Royal Palm Beach of Florida	Royal Palm Bancorp, Inc.	3,000,000 shares	$5.00
HNB National Bank	HNB Financial Services, Inc.	64,000 shares	$6.25

Shares Owned by Owner
Heartland Bank	3,000 shares
Brown County State Bank	3,000 shares
Marine Bank & Trust	13,010 shares
Mercantile Bank	403,200 shares
The Royal Palm Bank of Florida	1,038,294 shares
HNB National Bank	64,000 shares